Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Reports Unaudited Fiscal 2007 Third-Quarter Results
•	Sales of $585.0 Million, Up 10% from $532.2 Million in the Prior-Year Period

•	Net Income of $20.0 Million, or 64 Cents Per Diluted Share, up 32% Year-over-Year

•	Agilysys IT Solutions Business Sales Increase 10% Year-over-Year to $151.5 Million
BOCA RATON, Fla. – Feb. 5, 2007 – Agilysys, Inc. (NASDAQ: AGYS), a leading provider of innovative information technology (IT) solutions, today announced fiscal 2007 unaudited third-quarter and year-to-date results for the periods ended December 31, 2006.
Consolidated sales for the third quarter were $585.0 million, an increase of 10%, compared with sales of $532.2 million for the third quarter last year. The increase was led by double digit growth in industry-standard server and storage hardware; as well as software. Agilysys also reported positive growth in proprietary servers.
Sales of hardware products in the third quarter were $463.9 million, up 10% from $423.2 million in last year’s third quarter. Software sales were $96.0 million, up 17% from $81.8 million a year ago. Services sales were $25.0 million, down 8% from $27.2 million in last year’s third quarter.
Gross margin for the quarter remained consistent with the third quarter last year at 13.2% of sales.
Selling, general and administrative expenses for the third quarter were $44.4 million, or 7.6% of sales, compared with $43.5 million, or 8.2% of sales, for the third quarter last year. Included in the fiscal 2007 third quarter expense is approximately $1.2 million in stock option expense and approximately $0.6 million expense from the company’s Asia operations, which were acquired in December 2005.
Third-quarter net income of $20.0 million, or 64 cents per diluted share, increased 32% compared with a net income of $15.2 million, or 49 cents per diluted share, in the third quarter last year.
Arthur Rhein, Agilysys chairman, president and chief executive officer, said, “I am very pleased with our performance this quarter, including the impressive results achieved in IT solutions, as this will be our business following the announced divestiture of the KeyLink Systems Distribution Business. I would also note the results achieved by KeyLink Systems as the organization prepares for its transition to Arrow Electronics.”
Update on Divestiture of KeyLink Systems Distribution Business
Agilysys recently announced that it signed a definitive agreement to sell its KeyLink Systems Distribution Business to Arrow Electronics, Inc. for $485 million in cash and to use the proceeds from sale to accelerate the growth of its IT Solutions Business.
The agreement to sell substantially all the assets of the KeyLink Systems Distribution Business is subject to a working capital adjustment to be determined at close. Taxes payable on the gain on sale are estimated to be approximately $145 million. Based on the purchase price of $485 million, Agilysys expects to net after-tax proceeds of $340 million.
While the company anticipates the sale of the distribution business will close by March 31, 2007, the transaction is subject to certain closing conditions, including regulatory and Agilysys shareholder approval.

Agilysys plans to hold a special meeting of shareholders on March 12, 2007 at 9 a.m. In connection with the special meeting, shareholders of record at January 31, 2007 are being asked to provide their votes on the proposals contained in the company’s definitive proxy statement.
After the anticipated sale of the distribution business, Agilysys plans to aggressively grow organically and through the acquisition of other solution providers with differentiated value that enhance its product and service offerings, broaden its customer base and expand its markets.
Operating exclusively as a solution provider, Agilysys delivers enterprise IT solutions by selecting the best available technology to meet its customers’ specific needs. The company provides market-leading solutions in infrastructure optimization, storage and resource management, business continuity, and enterprise architecture and availability. Agilysys is a leader in the retail industry, designing solutions that help make customers more productive and their customers more satisfied. In the hospitality industry, the company develops and delivers fully integrated software designed exclusively for hotels, resorts and conference centers. To complement and support the system solutions it provides, Agilysys also provides a strong and broad-based portfolio of professional services, including consulting, technical and integration services.
Year-to-Date Results
For the nine months ended December 31, 2006, sales were $1.36 billion, a 0.8% increase compared with sales of $1.35 billion reported for the comparable period last year.
Year-to-date sales of hardware products were $1.06 billion, down 1% from $1.07 billion last year. Software sales were $213.8 million, up 11% from $193.0 million a year ago. Services sales were $82.7 million, up 2% from $80.8 million in last year.
Gross margin for the nine months was 13.6% of sales, compared with 12.9% in the prior year.
Selling, general and administrative expenses were $131.1 million, or 9.6% of sales year to date, compared with $123.4 million, or 9.2%, in the prior year.
The company recorded year-to-date net income of $32.2 million, or $1.04 per diluted share, compared with net income of $22.1 million, or $0.70 per diluted share, last year, which included $3.0 million, after tax, in restructuring charges and $2.9 million, after tax, loss on redemption of the company’s Convertible Trust Preferred Securities.
The following discussion is included to provide additional financial information about the ongoing Agilysys IT Solutions Business (currently known as the Enterprise Solutions Group), as well as the KeyLink Systems Distribution Business, which the company has agreed to sell to Arrow Electronics. This information has not been disclosed in previous releases.
Results for IT Solutions Business
Sales from the company’s IT Solutions Business for the third quarter were $151.5 million, an increase of 10% compared with sales of $137.5 million for the third quarter last year. Gross margin in the IT Solutions Business for the third quarter was 24.0%, compared with 24.2% in the same period last year.
For the nine months ended December 31, 2006, sales from the IT Solutions Business were $356.4 million, an increase of 1% compared with sales of $353.8 million for the same period last year. Gross margin in the IT Solutions Business for the nine months was 25.1%, compared with 23.1% in the prior year.
Results for KeyLink Systems Distribution Business
Sales from the company’s KeyLink Systems Distribution Business for the third quarter were $433.5 million, an increase of 10% compared with sales of $394.7 million for the third quarter last year. Gross margin in the Distribution Business for the quarter was 9.5%, compared with 9.3% in the same period last year.
For the nine months ended December 31, 2006, sales from the company’s KeyLink Systems Distribution Business were $1.00 billion, an increase of 1% compared with sales of $994.0 million for the same period last year. Gross margin in the KeyLink Systems Distribution Business for the nine months was 9.5%, compared with 9.3% in the prior year.
Major Product Category Sales by Business
The following tables illustrate the company’s sales by major product category.
Quarter to Date
(In thousands)

	Three Months Ended December 31
	2006			2005
	KeyLink	IT Solutions	Consolidated	KeyLink	IT Solutions	Consolidated
Hardware	$343,986	$119,954	$463,940	$320,657	$102,547	$423,204
Software	84,408	11,615	96,023	69,785	12,057	81,842
Services	5,098	19,900	24,998	4,232	22,941	27,173

Total	$433,492	$151,469	$584,961	$394,674	$137,545	$532,219

Year to Date
(In thousands)

	Nine Months Ended December 31
	2006			2005
	KeyLink	IT Solutions	Consolidated	KeyLink	IT Solutions	Consolidated
Hardware	$801,644	$260,620	$1,062,264	$806,740	$267,168	$1,073,908
Software	188,316	25,474	213,790	170,999	22,033	193,032
Services	12,476	70,258	82,734	16,258	64,580	80,838

Total	$1,002,436	$356,352	$1,358,788	$993,997	$353,781	$1,347,778

Business Outlook
Given the expected sale of KeyLink Systems, the company’s previous business outlook for Fiscal 2007 is no longer applicable for the remaining business. Following the transaction close, Agilysys plans to issue Fiscal 2008 guidance.
The company has established a number of long-term goals:
• Grow sales from approximately $500 million to $1 billion within two years and to $1.5 billion in three years. Much of this growth will come from acquisitions.
• Target gross margins in excess of 20% and earnings before interest, taxes, depreciation and amortization (“EBITDA”) of 6% within three years.
• While in the near term return on invested capital will be diluted due to acquisitions and legacy costs, the company continues to target long-term return on capital of 15%.
Conference Call Information
A conference call to discuss the third-quarter results is scheduled for 11 a.m. ET on Monday, Feb. 5, 2007. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the company’s Web site: www.agilysys.com. A taped replay of the conference call will be available at 1 p.m. ET on Monday, Feb. 5, 2007, through midnight ET on Monday, Feb. 19, 2007, accessible by dialing (877) 344-7529 or (412) 317-0088 (passcode #400702).
Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, sales volume, margin improvements, cost savings, new product introductions and acquisitions, development of intellectual assets and information and control systems.
Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, the ability to appropriately integrate acquisitions, strategic alliances or joint ventures, and the ability to execute planned cost savings.
In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2006. Interested persons can obtain it free at the Securities and Exchange Commission’s Web site, www.sec.gov.
About Agilysys
Agilysys is a leading provider of innovative IT solutions to corporate and public sector customers, with special expertise in select vertical markets, including retail and hospitality. The company uses technology—including hardware, software and services—to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Boca Raton, Fla., Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China.

Analysts/Investor Contact:	Martin Ellis
Executive Vice President, Treasurer and
Chief Financial Officer
Agilysys, Inc.
561-999-8780
martin.ellis@agilysys.com

Media Contact:	Julie Young
Director, Corporate Communications
Agilysys, Inc.
440-498-6736
julie.young@agilysys.com
# # #

AGILYSYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31		December 31
(In thousands, except share and per share data)	2006	2005	2006	2005
Net sales	$584,961	$532,219	$1,358,788	$1,347,778
Cost of goods sold	507,584	462,118	1,173,911	1,173,781

Gross profit	77,377	70,101	184,877	173,997
Operating expenses
Selling, general and administrative expenses	44,426	43,514	131,054	123,405
Restructuring charges	123	232	45	5,121

Operating income	32,828	26,355	53,778	45,471
Other (income) expenses
Other expense (income), net	319	(223)	1,135	(510)
Interest income	(1,234)	(1,103)	(4,283)	(3,578)
Interest expense	141	1,699	2,354	4,910
Loss on redemption of Mandatorily Redeemable Convertible Trust Preferred Securities	—	—	—	4,811

Income before income taxes	33,602	25,982	54,572	39,838
Provision for income taxes	13,628	10,679	22,347	16,405
Distributions on Mandatorily Redeemable Convertible Trust Preferred Securities, net of taxes	—	—	—	902

Income from continuing operations	19,974	15,303	32,225	22,531
Loss from discontinued operations, net of taxes	11	129	19	416

Net income	$19,963	$15,174	$32,206	$22,115

Earnings per share – basic
Income from continuing operations	$0.65	$0.51	$1.05	$0.76
Loss from discontinued operations	—	(0.01)	—	(0.02)

Net income	$0.65	$0.50	$1.05	$0.74

Earnings per share – diluted
Income from continuing operations	$0.64	$0.49	$1.04	$0.71
Loss from discontinued operations	—	—	—	(0.01)

Net income	$0.64	$0.49	$1.04	$0.70

Weighted average shares outstanding
Basic	30,591,749	30,163,128	30,560,827	29,794,549
Diluted	31,067,820	31,079,542	30,988,004	32,937,729

Cash dividends per share	$0.03	$0.03	$0.09	$0.09

AGILYSYS, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts at December 31, 2006 are Unaudited)

	December 31	March 31
(In thousands, except share and per share data)	2006	2006
ASSETS
Current assets
Cash and cash equivalents	$101,010	$147,850
Accounts receivable, net	455,866	267,916
Inventories, net	62,547	53,004
Deferred income taxes	8,243	10,418
Prepaid expenses and other current assets	6,126	3,447
Assets of discontinued operations	431	437

Total current assets	634,223	483,072
Goodwill	191,374	191,854
Intangible assets, net	9,447	11,854
Investments in affiliated companies	16,352	18,821
Other non-current assets	30,760	28,311
Property and equipment, net	25,554	27,928

Total assets	$907,710	$761,840

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$402,083	$238,493
Accrued liabilities	48,675	40,901
Current portion of long-term debt	157	59,587
Liabilities of discontinued operations	672	872

Total current liabilities	451,587	339,853
Deferred income taxes	15,764	16,059
Other non-current liabilities	22,457	20,752
Shareholders’ equity
Common shares	9,105	9,076
Capital in excess of stated value	117,841	113,972
Retained earnings	289,709	260,255
Unearned compensation on restricted stock awards	—	(168)
Accumulated other comprehensive income	1,247	2,041

Total shareholders’ equity	417,902	385,176

Total liabilities and shareholders’ equity	$907,710	$761,840

AGILYSYS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	December 31
	2006	2005
(In thousands)		(Revised)
Operating activities:
Net income	$32,206	$22,115
Add: Loss from discontinued operations	19	416

Income from continuing operations	32,225	22,531
Adjustments to reconcile income from continuing operations to net cash provided by operating activities (net of effects from business acquisition):
Loss on redemption of Mandatorily Redeemable Convertible Trust Preferred Securities	—	4,811
Gain on sale of investment in affiliated company	—	(622)
Loss on disposal of plant and equipment	1	214
Depreciation	2,193	2,640
Amortization	5,249	5,686
Deferred income taxes	1,880	(4,898)
Stock based compensation	2,390	—
Excess tax benefit from exercise of stock options	(49)	—
Changes in working capital:
Accounts receivable	(187,878)	(127,117)
Inventories	(9,543)	(9,091)
Accounts payable	163,590	115,533
Accrued liabilities	7,823	12,321
Other changes, net	(2,679)	(1,292)
Other non-cash adjustments	824	4,512

Total adjustments	(16,199)	2,697

Net cash provided by operating activities	16,026	25,228

Investing activities:
Acquisition of business, net of cash acquired	—	(27,645)
Acquisition of property and equipment	(2,094)	(2,045)
Proceeds from redemption of investment in affiliated company	—	788
Proceeds from escrow settlement	423	—

Net cash used for investing activities	(1,671)	(28,902)

Financing activities:
Redemption of Mandatorily Redeemable Convertible Trust Preferred Securities	—	(107,536)
Dividends paid	(2,752)	(2,694)
Proceeds from issuance of common stock	1,230	4,921
Principal payment under long term obligations	(59,519)	(247)
Excess tax benefit from exercise of stock options	49	—

Net cash used for financing activities	(60,992)	(105,556)
Effect of foreign currency fluctuations on cash	10	364

Cash flows used for continuing operations	(46,627)	(108,866)
Cash flows of discontinued operations
Operating cash flows	(213)	(1,030)
Investing cash flows	—	—
Financing cash flows	—	—

Net decrease in cash	(46,840)	(109,896)
Cash at beginning of period	147,850	241,880

Cash at end of period	$101,010	$131,984